                                                                    EXHIBIT 10.2

         Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                DEVELOPMENT COLLABORATION AND LICENSING AGREEMENT


                                     BETWEEN

                            OSI PHARMACEUTICALS, INC.

                                       AND

                             F.HOFFMANN-LA ROCHE LTD


                                 JANUARY 8, 2001

                DEVELOPMENT COLLABORATION AND LICENSING AGREEMENT


         This Development Collaboration And Licensing Agreement ("Agreement") dated as of January 8, 2001 by and between OSI Pharmaceuticals, Inc., a Delaware corporation, with its principal office at 106 Charles Lindbergh Blvd., Uniondale, New York 11553-3632 (together with its Affiliates (as hereinafter defined) unless the context otherwise requires, "OSI") and F.Hoffmann-La Roche Ltd, a Swiss corporation, with its principal office at Grenzacher strasse 124, CH-4070-Basel Switzerland (together with its Affiliates (as hereafter defined) unless the context otherwise requires, "Roche"). OSI and Roche are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS


         1. OSI has participated in the development of a certain molecule known as OSI-774 (defined below) and has certain intellectual property rights related thereto.

         2. Roche and OSI each wish to conduct development of OSI-774 in a collaborative fashion so that the resources and expertise of each is put to good use, and under such collaborative efforts each Party is willing to expend up to $100 million as may be agreed upon by the Parties.

         3. By combining the development experience and expertise of both Roche and OSI, the Parties wish to expedite the regulatory approval of OSI-774 as a significant new therapeutic.

         4. OSI wishes to grant to Roche, and Roche wishes to obtain, a license under OSI's intellectual property rights with respect to OSI-774 to permit Roche to participate in collaborative OSI-774 product development, and to be able to market in all of the world outside of the United States and its territories under the terms and conditions set forth below.

         5. Simultaneous with the Effective Date hereof, Roche will purchase shares of common stock of OSI for a purchase price of $35 million according to the terms and conditions of a Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith.

         6. Pursuant to a Tripartite Agreement of even date herewith (the "Tripartite Agreement"), the Parties have made certain agreements with Genentech, Inc., a Delaware corporation with its principal office at 1 DNA Way, South San Francisco, California 94080 ("Genentech") regarding, among other things, development of OSI-774.

                                    AGREEMENT


         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         The following capitalized terms, whether used in the singular or the plural, shall have the following meanings as used in this Agreement unless otherwise specifically indicated:

         1.1 "ADJUVANT ONCOLOGY INDICATION" shall mean use of Licensed Product as a systemic therapy administered after local therapy or treatment of a primary tumor (e.g. by surgery, or surgery and radiotherapy) to reduce the risk of recurrence or progression.

         1.2 "AFFILIATE" shall mean any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purposes of this Section 1.2, "control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more or the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or entity. For the purposes of this Agreement, Genentech shall be deemed to not be an Affiliate of Roche.

         1.3 "cGMP" shall mean the regulatory requirements for current good manufacturing practices promulgated (1) under the Common Technical Document for the Registration of Pharmaceuticals for Human Use (ICH CTD) Guidelines and the ICH Good Manufacturing Practice Guide (ICH-GMP.doc), as the same may be amended from time to time, and (2) by the United States Food and Drug Administration ("FDA") under the U.S. Food, Drug and Cosmetic Act ("FD&C Act") and the regulations promulgated thereunder, particularly 21 C.F.R. Section 210 et seq. and 21 C.F.R. Sections 600-610, respectively, as the same may be amended from time to time.

         1.4 "CLINICAL SUPPLIES" shall mean supplies of Licensed Product, manufactured, packaged and labeled in compliance with cGMP, in such form and strength as agreed by the Parties, and ready to be used for the conduct of pre-clinical and/or human clinical trials of the Licensed Product in the Field by the Parties pursuant to the Global Development Plan.

         1.5 "CLOSING" shall mean, subject to the satisfaction or waiver of the conditions set forth in Section 6.2, the closing of the transactions contemplated by this Agreement.

         1.6 "CLOSING DATE" shall mean the earlier of: (i) the fifth (5th) day, unless the fifth (5th) day falls on a weekend or holiday, in which case it shall be the next business day, after the earlier of (a) receipt of written notice (a copy of which has been furnished to Genentech) of the U.S. Federal Trade Commission's (the "FTC") approval of the transaction contemplated by this Agreement under the Hart-Scott-Rodino filings to be made by OSI and Genentech (or the parent company of each Party) and (b) the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976 for such Hart-Scott Rodino filings and (ii) the fifth (5th) day, unless the fifth (5th) day falls on a weekend or holiday, in which case it shall be the next business day, after the joint determination (by certification from each Party to the other) that such Hart Scott

Rodino filing is not required. In the case of Genentech, such certification, if made, shall be made by its parent company, Roche, which is responsible for such filing with respect to Genentech.


         1.7 "COMMERCIALLY REASONABLE AND DILIGENT EFFORTS" shall mean with respect to development and commercialization, a Party's use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size by the Party in question, and reflecting the competitive environment for the development and marketing of OSI-774.

         1.8 "CONTROLLED" with respect to Licensed Product Patents or Know-how shall mean the ability of a Party to grant a license or sublicense to such Licensed Product Patents or Know-how as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing and in effect at the time such Party would be required hereunder to grant the other Party such license or sublicense.

         1.9 "COVER" (including variations such as "Covered", "Covering" and the like) shall mean that the manufacture, use, sale, offer for sale, or importation of a particular product would infringe a claim of a patent or patent application (if that claim were to issue in a patent) in the absence of rights under such patent, as determined on a country-by-country basis.

         1.10 "DIVESTITURE AGREEMENT" shall mean that agreement, related to the Base Patents and dated May 23, 2000 between OSI and Pfizer Inc., a Delaware Corporation having an office at 235 East 42nd Street, New York, New York 10017.

         1.11 "DRUG APPROVAL APPLICATION" shall mean an application for Regulatory Approval required for commercial sale or use of a Licensed Product as a drug in the Field in the Territory.

         1.12 "EFFECTIVE DATE" shall mean the Closing Date.

         1.13 "FIELD" shall mean the treatment or prophylaxis of any human disease or condition.

         1.14 "FIRST COMMERCIAL SALE" shall mean the first sale, in any particular country, by Roche or its Affiliates or sublicensees of Licensed Product for use by the general public after all required marketing and pricing approval has been granted by the governing authorities of that country or, if no such approval is required, the date of first commercial sale of Licensed Product in such country.

         1.15 "GLOBAL DEVELOPMENT COSTS" shall have the meaning set forth in Exhibit A to the Tripartite Agreement.

         1.16 "GLOBAL DEVELOPMENT PLAN" shall mean the plan for development of OSI-774 which is attached as Exhibit A to the Tripartite Agreement as such plan may be amended from time to time.

         1.17 "IND" shall mean an effective Notice of a Claimed Investigational New Drug Exemption, as defined in Title 21 of the U.S. Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of Licensed Products in humans, or any comparable filing with any relevant regulatory agencies or other governmental entities in any country in the Territory.

         1.18 "INVENTION" shall mean any invention (whether or not patentable) or Know-how made after the Effective Date during the course of, in furtherance of, and as a direct result of the activities of the Parties hereunder and under the Tripartite Agreement, and which relates to any Licensed Product, its manufacture or its use in the Field in the Territory. An "Invention" may be made by employees of OSI solely or jointly with a Third Party, including Genentech (an "OSI Invention"), by employees of Roche solely or jointly with a Third Party, including Genentech (a "Roche Invention"), or jointly by employees of OSI and Roche with or without a Third Party (a "Joint Invention").

         1.19 "JOINT PATENTS" shall mean any and all Licensed Product Patents claiming a Joint Invention.

         1.20 "KNOW-HOW" shall mean all proprietary information, trade secrets, techniques and data of a Party (including Confidential Information as defined in Article 10 below), directly relating to the Licensed Products that are Controlled by such Party as of the Effective Date or hereafter during the Term of this Agreement, including, but not limited to, discoveries, formulae, materials, practices, methods, knowledge, know-how, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions. "Know-how" may be made, prior to the Effective Date or may be an Invention.

         1.21 "LICENSED PRODUCT" shall mean pharmaceutical formulations of OSI-774 (including, without limitation, prodrugs, salts, solvates and polymorphs of all the above in any form or formulation).

         1.22 "LICENSED PRODUCT PATENTS" shall mean any and all patents, patent applications and any patents issuing therefrom, together with any extensions (including supplementary protection certificates), registrations, reissues, continuations, divisions, continuations-in-part, re-examinations, substitutions or renewals thereof, that contain one or more claims Covering a Licensed Product in the Field in the Territory.

         1.23 "METASTATIC ONCOLOGY INDICATION" shall mean the use of Licensed Product as a therapy for the spread of a malignancy from its site of origin to non-contiguous sites, most commonly to other organs; treatment will also involve the primary tumor, if present.

         1.24 "NET SALES" and the related term "ADJUSTED GROSS SALES" mean:

         (a) "Adjusted Gross Sales"means the amount of gross invoiced sales of any Licensed Product (only in finished product form) charged by Roche, its Affiliates and sublicensees, at arm's length to independent Third Parties, less deductions of returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls), rebates (price reductions, rebates to social and welfare systems, chargebacks, government mandated rebates and similar types of rebates e.g., P.P.R.S., Medicaid), volume (quantity) discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), as computed on a product by product basis in the Roche's Swiss Francs Sales Statistics for the countries concerned, using for internal foreign currency translation the Roche's then current standard practices actually used on a consistent basis in preparing its audited financial statements.

         (b) "Net Sales" means the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of ** of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses).

Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sublicensees for the sale of any Licensed Product among Roche, its Affiliates and sublicensees for resale shall not be included in the computation of Adjusted Gross Sales and Net Sales.

         1.25 "OSI KNOW-HOW" shall mean Know-how which: (a) is Controlled by OSI as of the Effective Date or hereafter during the Term of this Agreement, and (b) is necessary or useful for Roche to use, sell, offer for sale and/or import Licensed Products.

         1.26 "OSI-774"shall mean the selective inhibitor of epidermal growth factor receptor having the IUPAC name
[6,7-bis(2-methoxyethoxy)quinazolin-4-yl]-(3-ethynylphenyl)-amine and having the U.S. Approved Name erlotinib.

         1.27 "OSI PATENTS" shall mean any and all Licensed Product Patents to the extent Controlled by OSI as of the Effective Date or hereafter during the Term of this Agreement, including, without limitation, OSI's interest in any Joint Patent. The OSI Patents as of the Effective Date are set forth on Exhibit A attached hereto and incorporated herein ("Base Patents").

         1.28 "OSI/ROCHE DEVELOPMENT COSTS" shall have the meaning defined in Exhibit C.

         1.29 "PARTY" shall mean Roche or OSI, and, when used in the plural, shall mean both of them.

         1.30 "PHASE II CLINICAL TRIAL" shall mean studies in humans of the safety, dose ranging and efficacy of a Licensed Product which are conducted after Phase I clinical studies of such Licensed Product.

         1.31 "PHASE III ENABLING CLINICAL TRIAL" shall mean a Phase I or Phase II Clinical Trial which has generated sufficient data to commence Phase III Clinical Trials.

         1.32 "REFRACTORY ONCOLOGY INDICATION" shall mean the use of Licensed Product as a therapy for the progression of a malignancy after therapy or treatment that is accepted, under generally accepted good medical practices, to have some degree of effectiveness has failed; or as a therapy for a malignancy for which there is no generally accepted effective medical therapy.

         1.33 "REGULATORY APPROVAL" shall mean any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity,


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

necessary for the manufacture and sale of a Licensed Product in a regulatory jurisdiction in the Territory.

         1.34 "ROCHE KNOW-HOW" shall mean Know-how which: (a) is Controlled by Roche as of the Effective Date or hereafter during the Term of this Agreement, and (b) is necessary or useful for OSI to (i) use, make, have made, sell, offer for sale and/or import Licensed Products, or (ii) use Licensed Products in the Field in the Territory in accordance with Section 8.3.

         1.35 "ROCHE PATENTS" shall mean any and all Licensed Product Patents to the extent Controlled by Roche as of the Effective Date or hereafter during the Term of this Agreement, including, without limitation, Roche's interest in any Joint Patents.

         1.36 "ROCHE PROJECT TEAM" shall mean that body established pursuant to
Section 3.1 below.

         1.37 "TERRITORY" shall mean the World other than the United States of America, its territories and possessions, and the Commonwealth of Puerto Rico.

         1.38 "THIRD PARTY" shall mean any entity other than OSI or Roche or their permitted sublicensees, and shall include Genentech.

         1.39 "TRIPARTITE AGREEMENT" shall have the meaning provided in the recitals.

         1.40 "VALID CLAIM" shall mean a claim of the OSI Patents which has not been withdrawn, cancelled, disclaimed, abandoned, or held invalid, unpatentable or unenforceable by a tribunal of competent jurisdiction in a final decision (i) which is unappealable or (ii) from which all appeals have been exhausted. If a Valid Claim is the subject of a final decision holding it not invalid, unpatentable or unenforceable, the scope of the Valid Claim shall be interpreted so as to reflect the construction placed upon it in the final decision.

                                   ARTICLE 2.
                           SCOPE OF THE COLLABORATION

         2.1 GLOBAL GOALS. The Parties agree, pursuant and subject to the terms of this Agreement and the Tripartite Agreement, to further develop Licensed Products, with the goal of obtaining Regulatory Approval of Licensed Products in commercially significant indications as soon as reasonably practicable for commercial marketing and sale in the Field in the Territory, Roche shall use Commercially Reasonable and Diligent Efforts (as defined in Section 4.1 below) to perform its tasks and obligations in conducting all development work pursuant to the Global Development Plan, and each Party shall cooperate with and provide reasonable support to the other Party in such other Party's conduct of such development as provided in the Global Development Plan.

         2.2 PARTICIPATION IN GLOBAL DEVELOPMENT. Each Party acknowledges that simultaneously with this Agreement, OSI will be entering into an agreement with Genentech regarding, among other things, development of OSI-774 outside the Territory. The Parties hereto, simultaneously with this Agreement, will enter into the Tripartite Agreement with Genentech governing development activities and cost sharing.

         2.3 GLOBAL DEVELOPMENT PLAN. The Parties have attached as Exhibit B hereto the Global Development Plan.

                                   ARTICLE 3.
                         MANAGEMENT OF THE COLLABORATION

         3.1 ESTABLISHMENT OF ROCHE PROJECT TEAM. No later than thirty (30) days after the Effective Date, Roche will establish a Roche Project Team to coordinate all activities for the development of Licensed Products in the Field in the Territory, including pre-clinical research, clinical research, manufacturing, regulatory filings, and post-approval development studies. OSI will have the right to appoint an observer (the "OSI Observer") to the Roche Project Team. The Roche Project Team will meet at least once each calendar quarter, or more frequently, as agreed by the Roche Project Team. Notice of any such meeting shall be given to the OSI Observer no later than ten (10) days before any such meeting.

         3.2 CEASING OF ROCHE PROJECT TEAM OPERATIONS. The Roche Project Team will cease operations and have no further function hereunder on the date on which Roche is no longer developing any Licensed Product in the Territory.

         3.3 GLOBAL DEVELOPMENT COMMITTEE. Pursuant to the terms of the Tripartite Agreement, the Parties have established with Genentech a Global Development Committee to, among other things, direct development of OSI-774. In addition, the Parties and Genentech have established an OSI-774 Liaison Team to coordinate the development activities of the OSI-Genentech Project Team and the Roche Project Team as more fully described in the Tripartite Agreement.

                                   ARTICLE 4.
                                  DEVELOPMENT

         4.1 DEVELOPMENT AND MARKETING AND EFFORTS. OSI and Roche each agree to
(1) collaborate diligently in the development of Licensed Products for use in the Field, (2) cooperate with each other in carrying out the Tripartite Agreement, (3) use Commercially Reasonable and Diligent Efforts to develop and bring Licensed Products to market in the Field as soon as practicable. Furthermore, Roche agrees to use Commercially Reasonable and Diligent Efforts to market Licensed Products in the Territory. Each Party further agrees to execute and substantially perform its activities under the Global Development Plan.

         4.2 TRANSFER OF MATERIALS. During the development of OSI-774, each Party may transfer certain of its proprietary materials to the other Party. Each Party agrees that it will use such materials of the other Party only for the purposes of this Agreement, the Tripartite Agreement or the OSI-Genentech Agreement, and will not transfer such materials to any Third Party other than Genentech without the prior written consent of the other Party hereunder. Except as expressly provided in this Agreement, the Tripartite Agreement or the OSI-Genentech Agreement, the transfer of any such proprietary materials by one Party to another shall not be deemed to be a grant of any rights in the proprietary material. All right, title and interest in and to all such proprietary materials (and any patent rights relating thereto) shall remain in the Party transferring such materials.

         4.3 DEVELOPMENT COSTS FOR OSI AND ROCHE. All OSI/Roche Development Costs, shall be shared between Roche and OSI so that Roche bears ** of such costs and OSI bears ** of such costs. There shall be a reconciliation of such OSI/Roche Development Costs which are to be shared hereunder and which are incurred by a Party, with a prompt payment by one Party to the other to the extent necessary so that each Party bears its appropriate percentage of such shared OSI/Roche Development Costs, all as more fully set forth in Exhibit C.

                                   ARTICLE 5.
                    TRADEMARK AND PACKAGING IN THE TERRITORY

         5.1 TRADEMARKS. It is the intent of the Parties that a single product trademark shall be developed for use on and in connection with Licensed Products worldwide (the "Product Trademark"). The Parties have agreed to use the trademark ** as such Product Trademark. If it is determined that it is not possible to register or otherwise use the Product Trademark in any country within the Territory, then the Parties shall agree on an appropriate trademark to use in each such country, provided that the trademark used in the Major European Countries (as defined hereafter) and Japan is intended to be the same as whatever trademark is used in the U.S. In addition, registration use problems with respect to the Product Trademark in the Global Development Countries (as defined in the Tripartite Agreement) will be discussed by the OSI/Genentech project team and the Roche Project Team. Any decisions or disagreements concerning the desire for a global trademark will be approved or resolved by the Parties and Genentech. OSI shall own the Product Trademark, and shall be responsible for procurement and maintenance of a trademark registration for such trademark in connection with Licensed Products in the Territory. If OSI elects not to procure or maintain a trademark registration for such trademark in connection with Licensed Product in a country of the Territory, it shall so inform Roche in writing in a reasonable time before any action is due thereon. Roche shall then have the right but not the obligation to procure and maintain such trademark in such country. The cost of prosecution for trademarks in the Territory shall be shared equally between the Parties.

         5.2 PACKAGING. Roche agrees that OSI shall be identified as licensor on the packaging of all Licensed Products sold by Roche or its sublicensees, subject to legal and commercial requirements on a country-by-country basis and in a manner in accordance with such legal and commercial requirements. Such marking shall further conform to the laws and practices of the jurisdiction, in which the Products are manufactured, sold and/or delivered. **

                                   ARTICLE 6.
                             CLOSING/ROCHE PAYMENTS

         6.1 COVENANTS PENDING CLOSING.

         (a) REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy all


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

conditions of and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         (b) FILINGS. The Parties shall cooperate with one another in the preparation, execution and filing of all documents that are required or permitted to be filed on or before the Closing, including, without limitation, filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         6.2 CONDITIONS TO CLOSING.

         (a) The obligation of OSI to close shall be subject to the satisfaction on or before the Closing of the following conditions, any or all of which may be waived in whole or in part by OSI:

              (i) the approval of the transaction by the FTC under the HSR Act or the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act, unless a joint determination is made by the Parties (by certification from each Party to the other) that such approval is not required;

              (ii) the representations and warranties made by Roche in Article 12 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and Roche shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to Closing;

              (iii) payments of $25 million in the aggregate, to OSI under this Agreement and the Development and Marketing Collaboration Agreement between OSI and Genentech (the "OSI-Genentech Agreement") by Roche and Genentech, respectively;

              (iv) payments of $70 million, in the aggregate, to OSI under the Stock Purchase Agreement and the Stock Purchase Agreement between OSI and Genentech by Roche and Genentech, respectively;

              (v) the execution and delivery of the Tripartite Agreement and the OSI-Genentech Agreement; and

              (vi) closing shall have occurred (or shall occur simultaneously with the Closing hereunder) under the OSI-Genentech Agreement.

         (b) The obligation of Roche to close shall be subject to the satisfaction on or before the Closing of the following conditions any or all of which may be waived in whole or in part by Roche:

              (i) the approval of the transaction by the FTC under the HSR Act or the expiration or termination of all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act, unless a joint determination is made by the Parties (by certification from each Party to the other) that such approval is not required;

              (ii) the representations and warranties made by OSI in Article 12 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and OSI shall have performed all obligations and conditions herein required to be performed or observed by them on or prior to Closing;

              (iii) delivery to Roche of the OSI common stock under the Stock Purchase Agreement; and

              (iv) the execution and delivery of the Tripartite Agreement.


         6.3 PAYMENTS UPON THE EFFECTIVE DATE. Simultaneous with the Closing, Roche shall make the following non-refundable and non-creditable payments to OSI, except as otherwise set forth in this Agreement:

         (a) ** and

         (b) Thirty-five million dollars ($35,000,000) to purchase shares of OSI common stock as set forth in the Stock Purchase Agreement.


         6.4 ROYALTIES.

         (a) ROYALTY.

              (i) As consideration for the license rights granted to Roche and its sublicensees by OSI under this Agreement, Roche shall pay to OSI a royalty at the rate of ** of Net Sales of Licensed Product sold by Roche, its Affiliates and sublicensees. Roche shall pay royalties with respect to each Licensed Product on a country by country basis until the date of expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any Valid Claim of an OSI Patent covering such Licensed Product in such country. In a country where there is no Valid Claim of an OSI Patent covering Licensed Product either issued or pending, Roche shall pay royalties with respect to such country for ten (10) years from the First Commercial Sale of Licensed Product in such country.


              (ii) Notwithstanding the above, if commencing on the date that is ten (10) years from the First Commercial Sale of a given Licensed Product in a country, the only remaining Valid Claim(s) of an OSI Patent in the country is of a Joint Patent, the royalty rate for the country set forth above shall be reduced by **

              (iii) If a Third Party not under license from Roche sells a product containing as an active ingredient an epidermal growth factor receptor inhibitor that is Covered by an issued OSI Patent in a country or countries in which Roche, its Affiliates or sublicensee is selling a Licensed Product, then the royalty payable by Roche to OSI in such country shall be reduced by **.


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

         The royalty reduction shall be inapplicable during any period of time that OSI diligently investigates, institutes, prosecutes and/or controls litigation to enforce the OSI Patents to stop the sale of the products by the Third Party in the country. The royalty reduction shall be applicable if within sixty (60) days from the time Roche notifies OSI in writing of OSI's failure to diligently prosecute, OSI does not promptly investigate, institute, prosecute and/or control litigation to enforce the OSI Patents to stop the sale of the products by the Third Party in the country.

         (b) THIRD PARTY PAYMENTS. If Roche, in good faith and after the approval of OSI, pays consideration under patent rights or know-how owned or controlled by a Third Party, which, after receiving an opinion of competent counsel, could reasonably be considered to be required to allow Roche to use, sell, offer for sale, have sold, manufacture and import a Licensed Product in a given country, Roche may deduct ** of such consideration from the royalty payments payable by Roche to OSI under this Agreement, provided that such royalty shall not be reduced by more than ** from the royalty rate under Section 6.4(a)(i).

         (c) ROYALTY PAYMENT DATES. Royalties paid by Roche pursuant to Section 6.4(a) shall be paid by Roche within ** after the end of each calendar quarter in which Net Sales are made. All such payments shall be accompanied by a statement showing the source of such revenues, including the Net Sales of each Licensed Product in each country and a calculation of the amount of payment due for each such jurisdiction. In the event royalties are not paid within the time period set forth in this Section 6.4(c), such royalties shall bear interest, to the extent permitted by applicable law, at the average one-month European Interbank Offered Rate (=EURIBOR) as reported by Datastream (or a successor or similar organization) from time to time, calculated on the number of days such a payment is overdue.

         (d) ACCOUNTING. All payments due to OSI by Roche and royalties owed to OSI shall be paid in U.S. Dollars. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows:

              (i) when calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into Swiss Francs as computed in the central Roche's Swiss Francs Sales Statistics for the countries concerned, using for internal foreign currency translation the Roche's then current standard practices actually used on a consistent basis in preparing its audited financial statements.

              (ii) when calculating the royalties on Net Sales, such conversion shall be at the average rate of the Swiss Franc to the U.S. Dollars as retrieved from the Reuters System (or any other source agreed upon in writing by the parties) for the applicable calendar quarter.

         (e) TAXES. All amounts owing to OSI specified in this Agreement shall be paid net of all applicable taxes, fees, and other charges excluding only taxes on Roche's income. In particular, any tax required to be withheld by Roche under the laws of any country for the account of OSI (withholding taxes), shall be promptly paid by Roche for and on behalf of OSI to the appropriate governmental authority, and Roche shall furnish OSI with proof of payment of


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

such tax. Any such tax actually paid on OSI's behalf shall be deducted from royalty payments due to OSI or promptly reimbursed to Roche if no further payments are due to OSI. Roche will assist OSI in minimizing the withholding taxes applicable to any payment made by Roche and in claiming tax refund at OSI's request.

         6.5 MILESTONE PAYMENTS. Subject to the other terms and conditions of this Agreement, and as consideration for the license rights granted to Roche by OSI under this Agreement, Roche shall pay to OSI the following ** and ** amounts only once, upon the first occurrence of such event, with respect to the first Licensed Product Covered by an OSI Patent to reach such event:


                EVENT                                   PAYMENT
                -----                                   -------
                                               Europe                Japan
                                               ------                -----
  **                                       **                     **



         Milestone Payments shall be paid by Roche to OSI within thirty (30) days after any filing or approval date.

         6.6 PAID-UP LICENSE. Provided that Roche has satisfied all of its obligations to make payments hereunder with respect to a particular Licensed Product, Roche shall have a paid-up, exclusive, perpetual royalty-free license to use, import, offer for sale, and sell such Licensed Product in each country after the expiration of Roche's last obligation to make payments (including royalties) with respect to Net Sales of such Licensed Product in such country.

         6.7 VALUE OF RIGHTS. OSI and Roche understand and acknowledge that the value of each of the rights granted by this Agreement might fluctuate while this Agreement is in effect. Notwithstanding any such fluctuation, OSI and Roche have agreed to allocate the value of these rights in the manner represented by the royalties and other payments contemplated hereunder and intend such allocation to be binding and unchanging.

                                   ARTICLE 7.
                             MANUFACTURE AND SUPPLY

         7.1 MANUFACTURE OF LICENSED PRODUCTS.

         (a) CLINICAL SUPPLIES. Unless otherwise agreed, OSI shall provide or cause to be provided all pre-clinical and Clinical Supplies of Licensed Product for the completion of pre-clinical work and human clinical trials for the indications for the Licensed Product in the Territory unless and until Roche decides and is able to supply such Licensed Product. OSI will enter into one or more "manufacturing and supply agreement(s)," with Third Party contract


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

manufacturer(s) and/or Roche for Clinical Supplies as soon as practicable after execution of this Agreement by the Parties. The cost of such manufacture of Clinical Supplies will be shared by the Parties in accordance with the Tripartite Agreement for Clinical Supplies which are part of Global Development Costs, and in accordance with this Agreement and Exhibit C hereto for Clinical Supplies which are part of OSI/Roche Development Costs.


         (b) COMMERCIAL SUPPLIES. Roche shall be entitled to supply Commercial Supplies of Licensed Product in the Territory, at the scale and in the amounts required to meet demand for Licensed Product in the Territory, if (i) within two
(2) months after the Effective Date, Roche notifies OSI in writing that it is committed to do so and (ii) within six (6) months after such notification, OSI and Roche enter, after good faith negotiations, into an "OSI-Roche Manufacturing and Supply Agreement" for no additional consideration. Notwithstanding the foregoing, nothing is intended to preclude the Parties from negotiating an agreement with respect to the supply of Commercial Supplies of Licensed Product outside the Territory at a cost to be defined in such agreement (with OSI having audit rights with respect to the calculation of such costs). If OSI and Roche do not enter into the OSI-Roche Manufacturing and Supply Agreement in accordance with this Section 7.1(b), then Roche shall no longer be entitled to supply Commercial Supplies of Licensed Product in the Territory. In addition, OSI shall then be responsible for establishing a commercial manufacturing process and for supply of the Commercial Supplies of Licensed Products in the Territory, at the scale and in the amounts required to meet demand for Licensed Product in the Territory. In such case, as soon as practicable after the completion of the first Phase III Enabling Clinical Trial, OSI will enter into a supply agreement with a Third Party contract manufacturer(s) for Commercial Supplies wherein the costs of manufacture and supply of Commercial Supplies of Licensed Products for the Territory shall be no greater than the costs of manufacture and supply of Commercial Supply of Licensed Products outside the Territory. The cost of such manufacture and supply of Commercial Supplies for the Territory will be borne by Roche(with Roche having audit rights with respect to the calculation of such costs for the Territory). The detailed terms of the supply of Commercial Supplies by OSI will be governed by a "Manufacturing and Supply Agreement" entered into between the Parties as soon as practicable.

                                   ARTICLE 8.
                                    LICENSES

         8.1 LICENSE TO ROCHE. Subject to the terms hereof and upon the Closing Date, OSI hereby grants to Roche a royalty-bearing, non-transferable (except pursuant to Section 17.1), non-sublicensable (except pursuant to Section 8.4), sole and exclusive license under the OSI Patents and OSI Know-how, to use, sell, offer for sale, and import Licensed Products in the Field in the Territory.

         8.2 LICENSE TO OSI AND GENENTECH. Subject to the terms hereof and upon the Closing Date, Roche hereby grants to OSI and Genentech, ** non-transferable (except pursuant to


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

Section 17.1), non-sublicensable (except pursuant to Section 8.4), co-exclusive license (co-exclusive between OSI and Genentech) outside the Territory under the Roche Patents and Roche Know-how to make, have made, use, sell, offer for sale and import Licensed Products (as defined in the OSI-Genentech Agreement) in accordance with the OSI-Genentech Agreement and this Agreement. Genentech shall be a third party beneficiary with respect to the rights granted in the previous sentence.

         8.3 RETENTION OF RIGHTS. Notwithstanding the license granted to Roche in Section 8.1, OSI shall retain the right within the Territory (i) to carry out any and all activities contemplated under the OSI-Genentech Agreement and the Tripartite Agreement, (ii) to conduct research and development relating to the Licensed Products, or (iii) to use the OSI Know-how for its own internal use and for non-commercial purposes.

         8.4 SUBLICENSES. For the first ** after the Effective Date, neither Party may sublicense any of its rights hereunder to a Third Party without the prior written consent of the other Party. Beginning ** after the Effective Date, such prior written consent of the other Party shall not be unreasonably withheld. The Party requesting consent shall fully disclose to the other Party all material terms of the proposed sublicense in connection with such request. If any Party grants a sublicense permitted by this Agreement, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to such Party for all purposes. The sublicensing Party assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to the other Party for all payments due under this Agreement by reason of the operation of any such sublicense.

                                   ARTICLE 9.
                                   TRADEMARKS

         9.1 PRODUCT TRADEMARK. All Licensed Products shall be sold in the Territory under the Product Trademark or described in Section 5.1.

         9.2 GRANT OF LICENSE. OSI grants to Roche, subject to compliance with the other terms and conditions of this Agreement including, without limitation,
Section 8.4, a sole and exclusive, royalty-free license, with the right to sublicense, to use the Product Trademark solely within the Territory and solely in connection with the Licensed Products.

         9.3 QUALITY CONTROL. Roche shall apply the Product Trademark only to the Licensed Products in accordance with the terms of this Agreement. OSI shall have the right, at any time during regular business hours but no more than one time per calendar year, to conduct an examination of the Licensed Products to determine the quality of such Products. If at any time, such Licensed Products shall, in the reasonable opinion of OSI, fail to conform with the appropriate standards of quality as required under this Agreement, OSI or its authorized representatives shall notify Roche. Upon such notification, the Parties shall discuss and implement actions to meet standards of quality to the complete satisfaction of OSI.


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

         9.4 ACKNOWLEDGMENT OF OWNERSHIP RIGHTS. Roche acknowledges and agrees that OSI is the exclusive owner of all right, title, and interest in and to the Product Trademark and that all use of the Product Trademark by Roche will inure to the exclusive benefit of OSI. Roche undertakes to make use of the Product Trademark only in such a way that the rights of OSI in said mark will not be diminished in any way. Roche shall not use the Product Trademark as all or part of any corporate name, trade name, trademark, service mark, certification mark, collective membership mark, domain name, or any other designation confusingly similar to the Product Trademark. If any application for registration is or has been filed on behalf of Roche in any country and relates to any mark which, in the reasonable opinion of OSI, is confusingly similar, deceptive, or misleading with respect to, or dilutes or in any other way damages the Product Trademark, Roche shall, at OSI's request, abandon all use of such mark and any registration or application for registration and shall reimburse OSI for all costs and expenses, including attorneys' fees, associated with any successful opposition or related proceeding instigated by OSI or its authorized representative in response to such filings. Use of Trademark Designations. Roche, at its option, will use the (TM) designation in conjunction with any use of the Product Trademark within the Territory until such time as the foreign registrations issue, unless required by local trademark law. Once the foreign registrations issue, Roche, at its option, will use the (R) designation with all uses of the Product Trademark and any other similar designation, unless required by local trademark law.

         9.5 ACTIONS FOR INFRINGEMENT. Each Party shall notify the other promptly upon learning of any actual, alleged, or threatened infringement of the Product Trademark applicable to a Licensed Product in the Territory or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory. Upon learning of such offense from a Party, the Parties shall confer regarding the defense of the Product Trademark. OSI shall have the first right to respond to and defend any such infringement or offense. In the event OSI elects to do so, Roche will cooperate with and provide assistance to OSI. OSI will keep Roche reasonably informed at all times as to the status of the infringement or offense. In the event that OSI elects, within ninety (90) days, not to respond to or defend any such infringement or offense or abandons such defense, then, in such event, Roche shall have the option to do so, provided that OSI will cooperate with and provide assistance to Roche.

         9.6 COSTS OF DEFENSE OF TRADEMARKS. The Party not bringing the action may elect to contribute ** of the costs and expenses of such action by providing written notice to the Party bringing the action within ninety (90) days of the date such action is first brought. Otherwise, the Party bringing the action shall bring such action or proceeding at its own cost and expense. The Party not bringing such action agrees to be joined as a party plaintiff if necessary to prosecute the action and to give reasonable assistance and authority to file and prosecute the action. Any damages or other monetary awards recovered from settlement or judgment from such an action shall be allocated first to reimburse the costs and expenses of the Party bringing the action, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

has paid the costs and expense of such action, any amounts remaining shall be paid to such Party. **

                                  ARTICLE 10.
                                 CONFIDENTIALITY

         10.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement, the Tripartite Agreement, or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as permitted under this Agreement any Know-how and other proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

         (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party as demonstrated by competent written records;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

         (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

         (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

         The Parties may disclose Confidential Information to Genentech in furtherance of and under the terms of the Tripartite Agreement.

         10.2 AUTHORIZED DISCLOSURE.

         (a) Each Party may disclose Confidential Information hereunder to the extent such disclosure is required to comply with applicable governmental regulations or conduct pre-clinical or clinical trials or to the extent ordered by a court of competent jurisdiction (subject to entry of an appropriate protective order), provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions substantially as protective as those of this Article 10, Confidential Information to its consultants, clinical investigators and contract manufacturer, if any, but only for any purposes provided for in this Agreement.

----------------
** This portion has been redacted pursuant to a confidential treatment request.

         (b) The restrictions set forth in this Article 10 shall not prevent Roche from disclosing any technical information to the extent reasonably necessary to promote the use and sale of Licensed Product in a country upon actual Regulatory Approval of Licensed Product in the country.

         10.3 SURVIVAL. This Article 10 shall survive the termination or expiration of this Agreement for a period of five (5) years; except Section 10.2(b) shall perpetually survive termination of this Agreement by Roche under
Section 14.2 or 14.7, or expiration of this Agreement.

         10.4 TERMINATION OF PRIOR AGREEMENT. As of the Effective Date hereof, this Agreement supersedes the Confidentiality Agreement between the Parties dated September 25, 2000 but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in such Confidentiality Agreement) exchanged between the Parties under such Confidentiality Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and also shall be subject to the terms of this Article 10.

         10.5 PUBLICATIONS. Except as required by law, and except as set forth in the Tripartite Agreement, each Party agrees that it shall not publish or present the results of studies or clinical trials carried out by such Party as part of the collaboration without the opportunity for prior review by the other Party. Each Party shall provide to the other Party the opportunity to review any of the submitting Party's proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Field at least thirty (30) days prior to their intended submission for publication, and such submitting Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to forty-five (45) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable. Once such abstracts, manuscripts or presentations have been reviewed by each Party and have been approved for publication, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstract and poster presentations within ten (10) days of receipt by the other Party may be arranged by sending a prior written notice to such other Party requesting such expedited review, unless another arrangement is mutually agreed upon by the Parties. Each Party also shall have the right to require that its Confidential Information that may be disclosed in any such proposed publication be deleted prior to such publication. In the event that either Party submits any manuscript or other publication relating to any Licensed Product, it will consider and acknowledge the contributions of the other Party, including, as appropriate, co-authorship.

                                  ARTICLE 11.
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

         11.1 OWNERSHIP OF INTELLECTUAL PROPERTY.

         (a) INVENTIONS. Each Party will promptly disclose to the other all Inventions made by it during the Term of this Agreement. As between the Parties, OSI shall own all OSI Inventions,

Roche shall own all Roche Inventions, and all Joint Inventions shall be owned jointly by OSI and Roche. OSI and Roche each shall require all of its employees to assign all inventions related to Licensed Products made by them to Roche and OSI, as the case may be.

         (b) OTHER INVENTIONS. During the Term of this Agreement, inventions may be made by employees of either Party, solely or jointly, which are not Inventions. As between the Parties, OSI shall own all such inventions made by its employees solely or jointly with Third Parties, Roche shall own all such inventions made by its employees solely or jointly with Third Parties and all such inventions made jointly by employees of OSI and Roche shall be jointly owned by OSI and Roche. Each Party, at its sole discretion and responsibility, may file, prosecute and maintain patent applications and patents covering such solely owned inventions. For inventions that are jointly owned by the Parties, the Parties shall jointly decide on a patent application filing and prosecution strategy.

         (c) INVENTORSHIP PROCEDURE. The determination of inventorship for Inventions shall be made in accordance with applicable laws in the Territory relating to inventorship on a country-by-country basis. If the Parties cannot agree as to inventorship, the Parties' patent counsel shall attempt to resolve the issue of inventorship, and failing that, refer the same to outside counsel.

         11.2 DISCLOSURE OF PATENT APPLICATIONS. In addition to the disclosures required under Article 13 below, each Party shall provide to the other Party a copy of any patent applications filed by the Party for Inventions.

         11.3 THIRD PARTY PATENTS. Each Party agrees to bring to the attention of the other Party in a timely manner any Third Party patent or patent application that has been brought to its attention by such Third Party that it believes would have a material affect on the operations to be conducted by or on behalf of the Parties under this Agreement. In addition, as of the Effective Date, neither Party has knowledge, without investigation, of any Third Party patent or patent application that would be reasonably expected to have a materially adverse effect on the business and operations to be conducted in the Territory as contemplated by this Agreement by the Parties under this Agreement. Additionally, as of the Effective Date, to its knowledge (without investigation), neither Party (i) has received notice from any Third Party that OSI-774 infringes on any patent or patent application owed by such Third Party that would have a material effect on the operations to be conducted by or on behalf of the Parties under this Agreement, or (ii) has received an adverse written legal opinion from competent outside patent counsel that has not been disclosed to the other Party. For purposes of this Section 11.3, the knowledge of OSI shall mean the knowledge of the Chief Executive Officer, Vice President Business Development and Director of Intellectual Property of OSI.

         11.4 PATENT FILINGS.

         (a) The Parties acknowledge that the Divestiture Agreement governs responsibility for filing, prosecuting and maintaining the Base Patents, and responsibility for all material actions relating to the prosecution or maintenance of the Base Patents in the Territory, including patent oppositions and revocation proceedings. OSI shall not amend the Divestiture Agreement as it relates to the prosecution, maintenance or enforcement of the Base Patents without the prior written consent of Roche, which consent shall not be unreasonably withheld. To the extent and only to the extent permitted by the Divestiture Agreement, OSI shall (i) keep Roche apprised of the status of each such patent and patent application in Major European Countries and Japan, (ii) share with Roche all material information (including correspondence with the various patent offices) relating thereto promptly after receipt of such information and (iii) at Roche's timely request intervene in such matters as may be reasonably requested by Roche.

         (b) At its discretion and sole expense, each party shall file, prosecute, and maintain its patents for its solely owned Inventions in such countries worldwide as it may determine. OSI and Roche shall agree on which Party shall file, prosecute and maintain patents in the Territory for any jointly-owned Inventions on a case-by-case basis. If either Party as described above elects not to file, prosecute or maintain any such patent in any country worldwide, it shall so inform the other Party no later than nine (9) months after the priority filing. If any Party at any time elects not to further prosecute or maintain any such patent in any country in the Territory, it shall so inform the other Party immediately. The other Party may then file, prosecute and maintain any such patents in such countries as it may determine at its own expense and discretion. The Party which is responsible for filing a patent application for such an Invention will be termed the "filing Party." For the U.S., the Major European Countries and Japan and as otherwise requested by the other Party, the filing Party shall keep the other Party apprised of the status of each such patent application and patent and shall seek the advice of the other Party with respect to patent strategy and draft patent applications and shall give reasonable consideration to any suggestions or recommendations promptly provided by the other Party concerning the preparation, filing, prosecution, and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all such patent applications and patents and shall share all material information relating thereto promptly after receipt of such information. If, during the Term of this Agreement, the filing Party intends to allow any patent or patent application for an Invention in any country of the World to lapse or become abandoned without having first filed a substitute, the filing Party shall make reasonable efforts to notify the other Party of such intention at least sixty (60) days prior to the date upon which such patent application or patent shall lapse or become abandoned, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof at its own expense.

         11.5 INITIAL FILINGS IF MADE OUTSIDE OF THE U.S. The Parties agree to use reasonable efforts to ensure that any patent filed outside of the U.S. prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

         11.6 ENFORCEMENT RIGHTS.

         (a) NOTIFICATION OF INFRINGEMENT. If either Party learns of any infringement or threatened infringement by a Third Party of a Licensed Product Patent in any country of the Territory, such Party shall promptly notify the other Party in writing and shall provide such other Party with available evidence of such infringement.

         (b) ENFORCEMENT.

              (i) ROCHE PATENTS. Roche shall have the right, but not the obligation, to institute, prosecute and control (collectively, "bring") any action of any Roche Patent that is not a Joint Patent, by counsel of its own choice, and OSI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Roche chooses not to bring an action or proceeding with respect to such a Roche Patent within sixty (60) days of being notified of such infringement, then OSI shall have the right (but not the obligation) to bring such action. The Party not in control may elect to contribute ** of the costs and expenses of such action or proceeding by providing written notice to the controlling Party within forty-five (45) days of the date such action or proceeding is first brought. Otherwise, the controlling Party shall bring such action or proceeding at its own cost and expense. The Party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding. Any damages or other monetary awards recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the costs and expenses of the controlling Party, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party has paid the cost and expense of such action or proceeding, any amounts remaining shall be paid to such Party.**.

              (ii) OSI PATENTS FOR INVENTIONS. OSI shall have the right, but not the obligation, to bring any action or proceeding with respect to infringement in the Territory of any OSI Patent for OSI Inventions, by counsel of its own choice, and Roche shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If OSI chooses not to bring an action or proceeding with respect to such OSI Patents for OSI Inventions within sixty (60) days of being notified of such infringement, then Roche shall have the right (but not the obligation) to bring such action. The Party not in control may elect to contribute ** of the costs and expense of such action or proceeding by providing written notice to the controlling Party within forty-five (45) days of the date such action or proceeding is first brought. Otherwise, the controlling Party shall bring such action or proceeding at its own cost and expense. The Party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding. Any damages or other monetary awards recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the costs and expenses of the controlling Party, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party has paid the costs and expense of such action or proceeding, any amounts remaining shall be paid to such Party.**.

              (iii) JOINTLY-OWNED PATENTS FOR INVENTIONS. In the event of an infringement of a Joint Patent, the Parties shall promptly decide the best way for the Parties to proceed, including handling costs of enforcement, and entitlement to recovery from any settlement or judgment from any action or proceeding to enforce any such jointly-owned patent. In any event, if the Parties decide to bring an action or proceeding, the Party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding.


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

              (iv) BASE PATENTS. The Parties acknowledge that the Divestiture Agreement governs responsibility for enforcing the Base Patents. To the extent and only to the extent permitted by the Divestiture Agreement, the Parties agree that as between OSI and Roche, the following provision shall apply. OSI shall have the right, but not the obligation, to bring any action or proceeding with respect to infringement of any such of the Base Patents in the Territory, by counsel of its own choice. If OSI chooses not to bring an action or proceeding in the Territory with respect to such a Base Patent within sixty (60) days of being notified of such infringement, then, to the extent permitted by the Divestiture Agreement, Roche shall have the right (but not the obligation) to bring such action in the Territory. The Party not in control may elect to contribute ** of the costs and expenses of such action or proceeding by providing written notice to the controlling Party within forty-five (45) days of the date such action or proceeding is first brought. Otherwise, the controlling party shall bring such action or proceeding at its own cost and expense. The Party not bringing such action or proceeding agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give reasonable assistance and authority to file and prosecute the action or proceeding. Any damages or other monetary awards recovered from settlement or judgment from such an action or proceeding shall be allocated first to reimburse the costs and expenses of the controlling Party, then to reimburse the costs and expenses, if any, of the other Party (except for costs associated with the other Party being represented by counsel of its own choice). If a single Party has paid the costs and expense of such action or proceeding, any amounts remaining shall be paid to such Party. **.

         (c) SETTLEMENT WITH A THIRD PARTY. The Party that brings suit to enforce a given Licensed Product Patent shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party. If there is no agreement between the Parties regarding such settlement, then the dispute will be resolved pursuant to Article 16 below. If the dispute is not resolved pursuant to Article 16, then the case may not be settled.

                                  ARTICLE 12.
                         REPRESENTATIONS AND WARRANTIES

         12.1 REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants as follows:

         (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         (b) Such Party has not, and during the Term of the Agreement will not, grant any rights related to Licensed Products to any Third Party which would conflict with the rights


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

granted to the other Party hereunder or under the OSI-Genentech Agreement or Tripartite Agreement.

         (c) That such Party has the right to grant the licenses granted herein.

         12.2 ROCHE REPRESENTATION. Roche represents that during the course of this transaction and prior to the Closing Roche has had an opportunity to ask questions of, and to receive answers from, OSI and its representatives, with respect to OSI, OSI-774 and the terms and conditions of this transaction.

         12.3 OSI REPRESENTATION. OSI represents that during the course of this transaction and prior to the Closing, Roche, or representatives of Roche have had the opportunity to ask questions of and receive answers from representatives of OSI concerning the terms and conditions of the transaction, and to obtain information, documents, records and books relative to OSI, its business, OSI-774 and the transaction, and OSI represents and warrants that it did not knowingly withhold any material information from Roche in response to Roche's inquiries or otherwise in connection with the subject matter of this Agreement. **

         12.4 THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE EXCEPT THAT THIS SHALL NOT AFFECT ANY REPRESENTATION MADE ABOUT MATERIAL FURNISHED UNDER ANY SUPPLY OR MANUFACTURING AGREEMENT.

         12.5 DISCLAIMER. IN NO EVENT SHALL EITHER OSI OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY LEGAL THEORY EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

                                  ARTICLE 13.
                             INFORMATION AND REPORTS

         13.1 INFORMATION. Roche and OSI will disclose and make available to each other in a timely manner all pre-clinical, clinical, regulatory and other information concerning Licensed Products known by Roche or OSI at any time during the Term of this Agreement in accordance with the Tripartite Agreement. Each Party will use Commercially Reasonable and Diligent Efforts to disclose to the other Party all significant information directly related to Licensed Products promptly after it is learned or its significance is appreciated. The ownership and maintenance of a database of adverse drug experience information for all commercial Licensed Products will be determined in accordance with the Tripartite Agreement. As soon as reasonably possible after the execution of this Agreement, the Parties will enter into one or more separate safety and adverse event reporting agreements which will govern the reporting and other procedures related to adverse drug experiences under this collaboration between OSI and Roche, and under the activities in the Tripartite Agreement between the Parties and Genentech.


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

         13.2 PRODUCT COMPLAINTS. Roche will maintain a record of all non-medical and medical Licensed Product related complaints and will notify OSI of any complaint in a sufficient time to allow OSI to comply with any regulatory requirements it may have with respect to such complaint.

         13.3 ADVERSE DRUG EVENTS. The Parties recognize that the Party that is the holder of an IND and a Drug Approval Application will be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. The specific obligations of each Party with respect to adverse drug experiences will be governed by the safety and adverse event reporting agreement(s) described in Section 13.1 above.

         13.4 RECORDS OF NET SALES. Roche and its Affiliates shall keep, and shall require its sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to OSI. Such books of accounts shall be kept at their principal place of business. At the reasonable expense of OSI, OSI or its authorized independent public accountant has the right to engage Roche's officially appointed worldwide independent public accountant to perform, on behalf of OSI or its independent public accountant, an audit, conducted in accordance with international accounting standards (IAS), of such books and records of Roche, its Affiliates and sublicensees, that are deemed necessary by Roche's independent public accountant to report on Net Sales of Licensed Product for the period or periods requested by OSI and the correctness of any report or payments made under this Agreement. Roche shall have the right to participate in the determination of the scope of such audit procedures.

         Upon timely request and at least thirty (30) working days' prior written notice from OSI, such audit shall be conducted as an additional audit work during Roche's annual audit of the countries specifically requested by OSI, during regular business hours in such a manner as to not unnecessarily interfere with Roche's normal business activities, and shall be limited to results in the two (2) calendar years prior to audit notification. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. **. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements or compliance with this Agreement, shall be treated as Roche Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than three (3) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement. Audit results shall be shared by Roche and OSI. If the audit reveals an underpayment, Roche shall promptly make up such underpayment. If the audit reveals that the


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

royalties owed by Roche to OSI for the countries specifically requested and for any calendar year in total have been understated by more than **. The failure of OSI to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting. In the case Roche has overpaid royalties to OSI, Roche shall be entitled to claim reimbursement of any such amount overpaid and OSI shall promptly reimburse Roche for any such amount.

         13.5 CONTRIBUTION OF INFORMATION. It is the intention of the Parties that each will disclose to the other Party such information in its possession that is useful to the development and commercialization of Licensed Products, subject to contractual obligations of the Parties entered into prior to the execution of this Agreement by the Parties.

         13.6 PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, except as set forth in the Tripartite Agreement, OSI and Roche will jointly discuss and agree, based on the principles of this Section 13.6, on any statement to the public regarding this Agreement or any aspect of this Agreement and the results of clinical studies conducted hereunder, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least five (5) day's notice, unless disclosure is required by law in a shorter period of time, to the other Party to review and comment on such statement. The Parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding Licensed Products. The principles to be observed by OSI and Roche in such public disclosures will be: accuracy, the requirements for confidentiality under Article 10, the advantage a competitor of OSI or Roche may gain from any public statements under this Section 13.6, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to OSI and Roche. The terms of this Agreement may also be disclosed to (a) government agencies where required by law, including filings required to be made by law with the Securities and Exchange Commission, the New York Stock Exchange, or any national exchange, or (b) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, so long as such disclosure is made under a binder of confidentiality at least as restrictive as the confidentiality provisions in Section 10.1 above (in the case of Third Parties), so long as highly sensitive terms and conditions such as financial terms are extracted from the Agreement or not disclosed upon the request of the other Party and the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure.

                                  ARTICLE 14.
                              TERM AND TERMINATION

         14.1 TERM. This Agreement shall commence as of the Effective Date. The Parties have specifically provided elsewhere in this Agreement the term during which certain rights and obligations hereunder shall apply. Subject to Section 6.4, unless sooner terminated as provided in this Article 14, the remaining provisions of this Agreement relating to activities in the


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

Territory shall continue in effect until the date on which OSI is no longer entitled to receive a royalty on any Licensed Product (the "Term"). Unless sooner terminated as provided in this Article 14, the license granted to Roche in Section 9.2 shall survive the Term.

         14.2 TERMINATION.

         (a) TERMINATION FOR BREACH. If either Party materially breaches this Agreement at any time, which breach is not cured within ninety (90) days after written notice thereof from the non-breaching Party specifying the nature of such breach, the non-breaching Party shall have the right to terminate this Agreement immediately upon written notice to the breaching Party. Upon such termination, the Parties shall have no further rights or obligations under this Agreement except as set forth in this Article 14 or as otherwise specifically provided in this Agreement. The Parties acknowledge and agree that failure to exercise any right or option with respect to any Licensed Product or to take any action expressly within the discretion of a Party shall not be deemed to be material breach hereunder.

         (b) FAILURE OF ROCHE TO MAKE PAYMENT. Notwithstanding Section 14.2(a), if Roche materially breaches this Agreement by failure to make any of the payments required under Section 6.3 or 6.5 within thirty (30) days after such payment becomes payable, and such failure is not remedied within thirty (30) days after Roche's receipt of written notice from OSI of such breach, then OSI shall have the right to terminate this Agreement, provided however, that if the Parties disagree as to the achievement of any milestone event applicable to such payment, then Roche will not be obligated to make such payment pending resolution of such disagreement, and the Parties will resolve such disagreement pursuant to the dispute resolution procedures in Sections 16.1, 16.2 and 16.3.

         (c) BREACHING PARTY OBLIGATIONS. In the event of termination by a Party due to material breach by the other Party, the breaching Party shall: (i) remain responsible to supply the amounts of Licensed Product it was obligated to supply at the time of such termination for a reasonable period of time to allow the other Party to find an alternate source of supply, or as otherwise required under a Manufacturing and Supply Agreement between the Parties; (ii) make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of responsibilities, with the reasonable cost of such personnel and resources to be borne by the breaching Party after the effective date of termination and (iii) if such material breach occurred prior to the second anniversary of the Closing Date, pay to the non-breaching Party, in addition to any amounts due and owing by the breaching Party under this Agreement (other than amounts, if any, that cause the breach) **. If such material breach occurs on or after the second anniversary of the Closing Date, the non-breaching Party shall have all remedies provided by law or equity with respect to such breach, that may be awarded pursuant to Article 16 below, in addition to any amounts due and owing by the breaching Party to the non-breaching Party under this Agreement.


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

         14.3 ADDITIONAL EFFECTS OF TERMINATION FOR MATERIAL BREACH.

         (a) In the event that OSI terminates this Agreement pursuant to Section
14.2 above, (i) all rights and licenses granted to Roche hereunder shall revert to OSI, (ii) title to all jointly owned Inventions shall be transferred to OSI (except that Roche shall retain ** non-exclusive worldwide license to practice such Inventions to the extent applicable to products other than Licensed Products), (iii) Roche shall grant to OSI a sole and exclusive worldwide, perpetual, ** license under Roche Patents and Roche Know-how to make, have made, use, sell, offer for sale or import Licensed Products throughout the world, and
(iv) Roche shall provide and assign to OSI, at Roche's expense, for no additional consideration to be paid by OSI, all clinical data, Drug Approval Applications, Regulatory Approvals and all other regulatory documentation specifically covering Licensed Product (but only to the extent they specifically relate only to Licensed Product and not other products or matters) that Roche may have developed in its activities under this Agreement.

         (b) In the event that Roche terminates this Agreement pursuant to
Section 14.2 above, at Roche's sole option, all licenses granted to Roche hereunder shall survive, provided that Roche shall **.

         14.4 PARTIAL TERMINATION.

         (a) PARTIAL TERMINATION BY ROCHE. Beginning two (2) years after the Effective Date, Roche shall have the right to provide six (6) months written notice to OSI to terminate this Agreement on a country-by-country basis. Such country-by-country termination shall be effective at the end of the applicable notice period.

         (b) PARTIAL TERMINATION BY OSI. OSI shall have the right to terminate this Agreement on a country-by-country basis if Roche has not launched and marketed a Licensed Product in any such country within six (6) months after regulatory approval in such country without an objectively justifiable business or scientific reason adequately evidenced by competent written records.

         14.5 EFFECT OF PARTIAL TERMINATION.

         (a) Termination pursuant to Section 14.4 shall not relieve either party of the performance of any obligations incurred or payments (i) due prior to the effective date of termination, (ii) which are uncancellable, and (iii) in accordance with the Global Development Plan.

         (b) Notwithstanding the foregoing, if Roche terminates the Agreement with regard to a Licensed Product in a country in accordance with Section 14.4(a) the following shall apply for the country:

              (i) Roche shall use its reasonable efforts to effect a smooth and orderly transition of any already on-going clinical studies, Regulatory Approval or pre-marketing efforts to OSI (including all data and reports in the possession of Roche);


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

              (ii) Roche shall make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of development responsibilities, with the reasonable cost of such personnel and resources to be borne by Roche after the effective date of termination;

              (iii) **;

              (iv) all rights and licenses granted herein to Roche shall revert to OSI, for no additional consideration, and immediately terminate. Thereafter, OSI shall have the sole and exclusive license to make, have made, use, offer for sale, sell and import Licensed Product in the Territory under Roche Patents and Roche Know-how; and

              (v) Roche shall provide and assign to OSI, at Roche's expense, all clinical data, INDs, NDAs, Regulatory Approvals and all other regulatory documentation specifically relating to Licensed Product (but only to the extent they specifically relate only to Licensed Product and not other products or matters) that Roche may have developed in its activities under this Agreement.

         (c) In the event of termination pursuant to Section 14.4(b), with regard to such country (i) all licenses granted by OSI to Roche in such country shall terminate, (ii) all licenses granted by Roche to OSI shall continue and
(iii) at the request of OSI, Roche shall assign to OSI all regulatory filings, regulatory approvals and clinical data owned and controlled by Roche relating to Licensed Products, or, if such assignment is not legally permissible, grant OSI the right to access, use and cross reference such filings, approval and data.

         (d) Roche shall have the unilateral right to terminate this Agreement at any time upon thirty (30) days' writtten notice to OSI if the Global Development Committee imposes a clinical hold for at least six (6) months, or there has been a clinical hold by a regulatory authority in a Major European Country or Japan for at least six (6) months, provided, however:

              (i) Roche shall use its reasonable efforts to effect a smooth and orderly transition of any already on-going clinical studies, Regulatory Approval or pre-marketing efforts to OSI (including all data and reports in the possession of Roche);

              (ii) Roche shall make its personnel and other resources reasonably available to the other Party as necessary to effect an orderly transition of development responsibilities, with the reasonable cost of such personnel and resources to be borne by Roche after the effective date of termination;

              (iii) **;

              (iv) all rights and licenses granted herein to Roche shall revert to OSI, for no additional consideration, and immediately terminate. Thereafter, OSI shall have the sole and exclusive license to make, have made, use, offer for sale, sell and import Licensed Product in the Territory under Roche Patents and Roche Know-how; and

              (v) Roche shall provide and assign to OSI, at Roche's expense, all clinical data, INDs, NDAs, Regulatory Approvals and all other regulatory documentation specifically


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

relating to Licensed Product (but only to the extent they specifically relate only to Licensed Product and not other products or matters) that Roche may have developed in its activities under this Agreement.

         14.6 TERMINATION WITHOUT CAUSE.

         (a) Subject to Section 6.1, either Party may terminate this Agreement, upon ten (10) days' prior written notice to the other Party if the FTC does not approve the transaction under the HSR Act or if all applicable waiting periods, requests for information (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated by June 1, 2001, in which case this Agreement shall forthwith become void and there shall be no liability or obligation on the part of OSI or Roche or their respective affiliates, officers, directors or shareholders except (i) with respect to Article 10 and (ii) that no such termination shall relieve any Party from liability for a material breach hereof.

         (b) OSI may terminate this Agreement, upon ten (10) days' prior written notice to Roche, if the conditions under Section 6.2(a)(iii)-(vi) are not satisfied (but only with respect to 6.2(a)(v) if OSI complied) and the conditions under Section 6.2(a)(i) and 6.2(b)(i) have been satisfied or waived. Nothing in this Section shall prevent OSI from seeking any remedy that it may have in addition to those rights it has under this Agreement. Roche may terminate this Agreement, upon ten (10) days' prior written notice to OSI, if the conditions under Section 6.2(b)(iii) or 6.2(b)(iv) are not satisfied (but only if Roche has complied with respect to Section 6.2(b)(iv) and has complied with Section 6.2(a)(iv)) and the conditions under Section 6.2(a)(i) and 6.2(b)(i) have been satisfied or waived. Nothing in this Section shall prevent Roche from seeking any remedy that it may have in addition to those rights it has under this Agreement. If either OSI or Roche terminates this Agreement in accordance with this Section 14.6(b) but Roche has made payments under Sections 6.2(a)(iii) and (iv), then Roche shall be entitled to a prompt refund to such payments.

         14.7 BANKRUPTCY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party in the event the other Party shall have become bankrupt, or shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged. All rights and licenses granted under to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 (56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the licensee shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

         14.8 SURVIVING RIGHTS. Except as modified in this Article 14, the obligations and rights of the Parties under Articles 10, 14 and 15 and Sections 4.2, 8.2 (only with respect to Genentech), 11.1(a) and (c), 11.2, 11.6, 13.4,
13.6 (but only regarding disclosures required by law), 16.2, 17.5, 17.6, 17.8(a), 17.9, 17.10 and 17.4 of this Agreement will survive any termination or expiration of this Agreement. In addition, the obligations and rights of any other provision of this Agreement, which by the nature of the provision and the nature of the termination or expiration, are intended to survive, shall survive and continue to be enforceable.

         14.9 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Except as specifically provided in this Agreement, termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Except as specifically provided, such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

                                  ARTICLE 15.
                                 INDEMNIFICATION

         15.1 INDEMNIFICATION BY ROCHE. Roche hereby agrees to save, defend and hold OSI and its agents and employees harmless from and against any and all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") resulting or alleged to result from any actual or asserted violation of applicable law or regulation by Roche, its Affiliates or sublicensees by virtue of which Licensed Products manufactured (if Roche becomes a manufacturer under an agreement with OSI with respect thereto), advertised, marketed, handled, stored, distributed or sold by Roche, its Affiliates and sublicensees shall be alleged or determined to be adulterated, mislabeled or otherwise not in compliance, relating to the foregoing, except to the extent such Losses result from the negligence or willful misconduct of OSI or its employees or agents. This indemnification provision shall include any reasonable attorney's fees incurred by OSI in connection with enforcing this indemnification.

         15.2 INDEMNIFICATION BY OSI. OSI hereby agrees to save, defend and hold Roche and its agents and employees harmless from and against any and all Losses resulting or alleged to result from any actual or asserted violation of applicable law or regulation by OSI, its Affiliates or sublicensees by virtue of which Licensed Products manufactured, handled, stored, distributed or sold by OSI, its Affiliates and sublicensees shall be alleged or determined to be adulterated, mislabeled or otherwise not in compliance, relating to the foregoing except to the extent such Losses result from the negligence or willful misconduct of Roche or its employees or agents. This indemnification provision shall include any reasonable attorney's fees incurred by Roche in connection with enforcing this indemnification.

         15.3 INDEMNIFICATION CONDITIONS. In the event that a Party is seeking indemnification under Section 15.1 or 15.2 above, it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim, and shall not settle or compromise the claim without the express written consent of the indemnifying Party.

                                  ARTICLE 16.
                               DISPUTE RESOLUTION

         16.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the Term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement.

         Unless otherwise specifically recited in this Agreement, disputes among the Parties shall be presented to the chief executive officer of Roche and of OSI, or their respective designee, for resolution. In the event that the chief executive officer of Roche and OSI, or their respective designees, cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of Section 16.2 hereinafter.

         16.2 ARBITRATION. The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, performance or invalidity thereof, shall be resolved through binding arbitration. If the dispute arises between the Parties, and if such dispute cannot be resolved pursuant to Section 16.1 above, each Party shall have the right to have any such unresolved dispute, controversy or claim resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein. Each such arbitration shall be conducted by a panel of three arbitrators; provided that each such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the pharmaceuticals industry so as to better understand the legal, business and scientific issues addressed in the arbitral proceeding. A reasoned arbitration decision shall be rendered in writing within thirty (30) days of the conclusion of the arbitration hearing and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. Each Party must bear its own attorney's fees and associated costs and expenses. The arbitrators shall have the authority to grant specific performance and shall allocate costs between the Parties (excluding attorney's fees). If brought by Roche, such arbitration shall be held in New York, New York and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If brought by OSI, such arbitration shall be held in Zurich, Switzerland under the rules of the Zurich Chamber of Commerce.

                                  ARTICLE 17.
                                  MISCELLANEOUS

         17.1 ASSIGNMENT.

         (a) This Agreement may not be assigned by either Party without the consent of the other, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, wholly-owned subsidiaries, to any purchaser of all or substantially all of its assets in the line of business to which this Agreement pertains, or of all of its capital stock, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

         (b) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempt to assign any portion of this Agreement in violation of this Section 17.1 shall be void. Subject to the foregoing, any references to OSI and Roche hereunder shall be deemed to include the successors and permitted assigns thereof.

         17.2 LEGAL COMPLIANCE. Each Party shall comply in all material respects with all laws, rules and regulations applicable to the conduct of its business pursuant to this Agreement.

         17.3 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all reasonable efforts to correct the condition as quickly as possible and to give the other Party prompt written notice when it is again fully able to perform its obligations.

         17.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         17.5 NO RIGHT TO USE NAMES. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "OSI," "Roche" or any other trade name or trademark of the other Party or it's Affiliates in connection with the performance of the Agreement.

         17.6 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

         IF TO OSI TO:        OSI PHARMACEUTICALS, INC.
                              106 Charles Lindbergh Boulevard
                              Uniondale, New York 11553-3632
                              Attention: Colin Goddard
                                         Chief Executive Officer
                              Telecopy:  516-745-6429

         WITH A COPY TO:      MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
                              666 Third Avenue
                              New York, NY 10017
                              Attention: Joel I.  Papernik, Esq.
                              Telecopy:  212-983-3115

         IF TO ROCHE TO:      F.HOFFMANN-LA ROCHE LTD
                              Grenzacher Strasse 124
                              CH-4070-Basel
                              Switzerland
                              Attention: Corporate Law
                              Telecopy:  41-61-688-13-96

         17.7 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

         17.8 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

         17.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

         17.10 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

         17.11 HEADINGS. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         17.12 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.13 ENTIRE AGREEMENT. Except for the Tripartite Agreement, this Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, subject to Section
10.4 above with respect to prior Confidentiality Agreements. Except for the Tripartite Agreement, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. If any provision of this Agreement conflicts with the provisions of the Tripartite Agreement, the provisions of the Tripartite Agreement shall govern such conflict.

         17.14 NO THIRD PARTY BENEFICIARY. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Third Party other than the Parties and their respective successors and permitted assigns.



                   [This space is intentionally left blank.]

         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.



OSI PHARMACEUTICALS, INC.                   F.HOFFMANN-LA ROCHE LTD



By:    /s/ COLIN GODDARD                      By:    /s/ WERNER HENRICH
       ---------------------------                   --------------------------


Name:  Colin Goddard                          Name:  Werner Henrich
       -----------------------------------           --------------------------


Title: Chairman & Chief Executive Officer     Title: Senior Vice President
       -----------------------------------           --------------------------



                                              By:    /s/ RUDOLF SCHAFFNER
                                                     --------------------------


                                              Name:  Rudolf Schaffner
                                                     --------------------------


                                              Title: Vice President
                                                     --------------------------

                                    EXHIBIT A

  **




-------------------
** This portion has been redacted pursuant to a confidential treatment request.

                                    EXHIBIT B
                             GLOBAL DEVELOPMENT PLAN


  **




-------------------
** This portion has been redacted pursuant to a confidential treatment request.

                                    EXHIBIT C
                     OSI/ROCHE DEVELOPMENT COSTS AND BUDGET

         C.1  OSI/ROCHE DEVELOPMENT COSTS.

         OSI/Roche Development Costs shall mean the costs specifically attributable to the development of a Licensed Product and actually incurred in the Territory after the Effective Date of the Agreement through the date of termination as defined under the Tripartite Agreement to the extent they are not already considered and accounted as Global Development Costs as defined under Exhibit A of the Tripartite Agreement.

         Such costs shall comprise those costs, both direct and indirect including Development Allocable Overhead (i.e. fully burdened development costs), required to obtain, expand and/or maintain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Licensed Product in commercial quantities in the Territory.

         OSI/Roche Development Costs shall include but are not limited to costs of development including cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Licensed Product conducted internally or by individual investigators, or consultants, process development, process improvement, qualification lots, costs for preparing, submitting, reviewing or developing data or information necessary for the purpose of submission to a governmental authority in order to obtain, expand and/or maintain approval of a Licensed Product in the Territory.

         OSI/Roche Development Costs shall include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post registration clinical studies required to obtain, expand and/or maintain approvals in the Territory.

         OSI/Roche Development Costs shall not include patent costs, pre-registration marketing costs (e.g. trademark costs, advertising agency selection costs, pre-marketing studies), post-registration clinical and marketing studies which are not conducted in order to obtain, expand and/or maintain approval of a Licensed Product in the Territory.

         OSI/Roche Development Costs shall include a lump sum equivalent to ** of the sum of the development costs of Roche and of OSI as defined above, in lieu of General and Administrative Costs.

         In determining OSI/Roche Development Costs, each Party will use its respective project accounting systems with the purpose of tracking costs as much as possible on a indication-by-indication basis, and will review and approve its respective project accounting systems and methodologies with the other Parties. In general, these project accounting systems report actual time spent on specific projects, applying the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects.


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

         C.2  DEVELOPMENT ALLOCABLE OVERHEAD.

         Shall mean costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, payroll, information systems, human resources or purchasing functions and which are allocated to the development activities based on a space occupied or headcount or other activity-based method. Development Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

         C.3  OSI/ROCHE DEVELOPMENT PROGRAM.

         In addition to the Global Development Plan as defined in the Tripartite Agreement, the Parties shall agree on a OSI/Roche Development Program encompassing activities for mutually approved indications of a Licensed Product in the Territory which are not included in the Global Development Plan. The parties shall conduct the OSI/Roche Development Program in accordance with annual budgets in U.S. Dollars and shall share OSI/Roche Development Costs provided that they relate to activities derived from the OSI/Roche Development Program.

         C.4  BUDGETING OSI/ROCHE DEVELOPMENT COSTS.

         The development plans and budgets for a given Licensed Product shall be prepared on an indication-by-indication basis, for at least ** calendar quarters in advance and shall be updated as a rolling development budget whenever needed quarterly if changes in the Development Program so require it, but at least on an annual basis before September 15th of each year.

         The rolling development budget shall identify activities in sufficient detail as agreed upon between the Parties to allow an appropriate monitoring of expenses versus budget.

         C.5  CHARGING OSI/ROCHE DEVELOPMENT COSTS.

         The OSI/Roche Development Program and rolling development budget as agreed by the Parties for the Licensed Product shall be the reference for charging and sharing OSI/Roche Development Costs.

         The responsibility for the consolidated reporting of the OSI/Roche Development Costs shall be with Roche, in close cooperation with OSI. The Parties shall determine the structure and the level of details which shall apply to report their incurred OSI/Roche Development Costs for consolidation by Roche, taking into consideration the level of details which shall apply to report the Global Development Costs as per the Tripartite Agreement. This will be the basis for OSI/Roche Development Program accounting and determining of payments between the Parties.

         The Clinical Supplies for clinical studies of the OSI/Roche Development Program shall be charged as material costs, at Fully Burdened Manufacturing Cost (excluding General and Administrative Costs), whether supplied by a Party or by a Third Party. Fully Burdened Manufacturing Cost means one hundred percent (100%) of a Party's manufacturing cost (in accordance with the Party's accounting policies consistently applied), which shall comprise the cost of goods produced as determined by the Party manufacturing or contracting with a Third


-------------------
** This portion has been redacted pursuant to a confidential treatment request.

Party for each stage of the manufacturing process in accordance with IAS consistently applied by such Party, including product quality assurance/control costs, applicable Allocable Overhead, and other costs borne by the Party for transport, customs clearance and storage of product at the request of the other Party prior to the time of sale (i.e., freight, customs, duty and insurance).

         C.6  REPORTING AND CONSOLIDATING OSI/ROCHE DEVELOPMENT COSTS.

         OSI/Roche Development Costs shall be reported as early as possible, but no later than ** days after the last day of the calendar quarter in question, and shall separately identify the quarterly and year-to-date cumulative figures. Each Party shall report OSI/Roche Development Costs in a manner consistent with its project accounting system.

         As early as possible, but no later than ** days after the last day of the calendar quarter OSI will provide Roche with financial statements for its activities, prepared in accordance with the terms contained in this Exhibit C in order for Roche to prepare the consolidated reports. No later than ** days after the last day of the calendar quarter Roche shall provide OSI with a copy of a reconciliation statement identifying on an indication-by-indication basis the OSI/Roche Development Costs and the calculation serving as the basis of determining payments between the Parties. Each quarterly report will be accompanied by and include reasonable documentation which itemizes and explains the costs incurred as to allow comparison to the annual budget and provide details as agreed upon by the Parties, in U.S. Dollars in a manner consistent with the amounts budgeted for such activities.

         C.7 SHARING OF OSI/ROCHE DEVELOPMENT COSTS - PAYMENTS BETWEEN THE PARTIES.

         OSI/Roche Development Costs will be shared pursuant to Section 4.3 of this Agreement.

         A settlement balancing payment will be invoiced quarterly to one of the Parties, no later than ** days after the last day of the quarter, such that each Party bears its proportionate share of the OSI/Roche Development Costs. The Parties shall meet on an annual basis no later than ** days after the last day of the year in question and a "true-up" of the calendar year actual OSI/Roche Development Costs and its sharing between the Parties shall be presented for approval. A corrective settlement payment may be issued as a consequence of the final decision taken by the Parties. Such yearly corrective settlement payment will be approved and invoiced as early as possible, but no later than ** days after the last day of the year in question.

         Any payment which is not paid before ** days from receipt of an invoice will bear interest, to the extent permitted by applicable law, at the average one-month European Interbank Offered Rate (=EURIBOR) as reported by Datastream (or a successor or similar organization) from time to time, calculated on the number of days such a payment is overdue.

         C.8  AUDITS AND INTERIM REVIEWS.

         The parties shall maintain and cause the third parties acting for their account to maintain books of account and complete and accurate records pertaining to the OSI/Roche Development

-------------------
** This portion has been redacted pursuant to a confidential treatment request.

Costs in sufficient detail to permit to confirm the correct calculation of the OSI/Roche Development Costs.

         At a party's ("Auditing Party") request, the other party ("Audited Party") will cause its independent certified public accountants to prepare abstracts of its relevant business records for review by the Auditing Party. **

         Such auditing shall not be requested to be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, shall be performed upon no less than thirty (30) days prior written notice to the Audited Party, during the Audited Party's normal business hours and shall not commence later than two (2) years following the end of the period requested to be audited. All information, data, documents and abstracts herein referred to shall be used for the sole purpose of verifying compliance with this Agreement, shall be treated as Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than three (3) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement. Audit results shall be shared by Roche and OSI.

         The Auditing Party will bear the full cost of the preparation of abstracts and any such audit unless such abstracts or audit discloses an underpayment to the Auditing Party of more than ** from the amounts paid for the entire audited period. The Audited Party shall (1) promptly pay any underpayment due the Auditing Party and, (2) if the underpayment due to the Auditing Party is more than ** of the amount paid, bear the full reasonable cost of such audit. Any overpayment by the Audited Party shall be deducted from the next payment due the Auditing Party under Section 4 of this Agreement or, if no such further payments are due promptly reimbursed by the Auditing Party.

         The failure of a Party to request verification of any calculation of OSI/Roche Development Costs during the period when records have to be retained shall be considered acceptance of the accuracy of such reporting by such Party.

         C.9  START OF OPERATIONS AND EFFECTIVE ACCOUNTING DATE TERMINATION.

         Operation of the OSI/Roche Development Program will be deemed to have commenced as of the Effective Date of the Agreement. Costs and expenses incurred prior to such date are not chargeable to the OSI/Roche Development Costs.

         For reporting and accounting purposes with respect to the OSI/Roche Development Costs, the effective termination date of the Agreement will be the nearest month end to which such termination takes place.



-------------------
** This portion has been redacted pursuant to a confidential treatment request.